Exhibit 99.2

FOR IMMEDIATE RELEASE

May 3, 2006

Statement of Board of Directors of Raytheon Company

ARLINGTON, Virginia -- Following the annual shareholders meeting, Michael C. Ruettgers, incoming lead director, and Sen. Warren B. Rudman, outgoing lead director, issued the following statement on behalf of the Board of Directors of Raytheon Company:

“During its meeting today, the Board of Directors expressed to Mr. Swanson its deep concern over the disclosures involving The Unwritten Rules. The Board noted that Mr. Swanson, appropriately, has taken full responsibility for the issues associated with the source materials, sincerely apologized to all involved and discontinued any further distribution of the booklet.

“In response to this matter, the Board has decided not to raise Mr. Swanson’s salary above its 2005 level, and will reduce the amount of restricted stock for which he is eligible in the coming year by 20 percent.

“While the Board obviously takes this matter very seriously, it feels strongly it should not overshadow Mr. Swanson’s extraordinary vision and performance in leading this company during the past three years. We continue to have full confidence in Mr. Swanson’s leadership, which we reaffirmed to him today.”

###